Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


June 30, 2003


Commissioners:

We have read the statements made by the AdvisorOne Funds (copy attached), formerly the Orbitex Group of Funds, with respect to its Amerigo Fund and Clermont Fund portfolios, which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR as part of the Company's Form N-SAR dated April 30, 2003. We agree with the statements concerning our firm in such Form N-SAR.
Very truly yours,



PricewaterhouseCoopers LLP
New York, NY


AdvisorOne Funds (the "Trust") - Response to Item 77K on Form N-SAR
The Registrant's Board of Trustees ("Board"), in accordance with the requirements of Section 32(a) of the Investment Company Act of 1940, voted May 9, 2003 to retain a new independent accountant for the Trust. The Board considered a number of factors in its deliberations including, among others, the qualifications and reputation of the proposed accountant, the identity and skill of the potential engagement team and the scope and fees of the proposed audit. Accordingly, PricewaterhouseCoopers LLP ("PWC") will be replaced by Tait, Weller and Baker LLC ("Tait Weller") for the Trust's fiscal year ended April 30, 2003.
PWC's reports on the financial statements of the Trust for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, scope or accounting principle. There were no disagreements between Trust management and PWC for the past two fiscal years and through May 9,2003 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PWC's satisfaction, would have caused them to make reference thereto in their report on the financial statements for such years. In connection with its audit of the Trust for the fiscal year ended April 30, 2001 certain material weaknesses in the Trust's system of internal control were noted by PWC, which affected the scope of their audit procedures. These material weaknesses did not affect PWC's report on the Trust's financial statements for the fiscal year ended April 30, 2001 issued on July 13, 2001. These weaknesses were corrected by the Trust and no material weaknesses in the Trust's system of internal control were noted by PWC during their last audit of the Trust for the fiscal year ended April 30, 2002.
The Trust has requested that PWC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.
A copy of such letter, dated June 30, 2003, is filed as an Exhibit to this Form N-SAR.






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